Exhibit 99.2

Investor and Media Contact:     Richard E. Koch

(203) 750-3254

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Clayton, MO, April 28, 2005 – Olin Corporation has elected John E. Fischer (49) to the position of Vice President and Chief Financial Officer, to be effective when Anthony W. Ruggiero, Executive Vice President and Chief Executive Officer, retires late next month.

In the interim, Mr. Fischer will continue in his role of Vice President, Finance and Controller of Olin, a position he has held since August of 2004. Prior to rejoining Olin as Vice President, Finance in January of 2004, he had been a business consultant to Olin and others and also involved in a number of private business ventures. John was Vice President and Chief Financial Officer for Primex Technologies, Inc., from 1996, when Primex was spun off from Olin as an independent publicly traded company, until Primex was purchased by General Dynamics in 2001.

Prior to Primex, John was the Corporate Controller of General Defense Corporation, a publicly traded company which Olin acquired in 1990. John subsequently worked for Olin for six years as Financial Officer for the Ordnance Division.

John graduated from Franklin and Marshall College with a Bachelor’s degree in Accounting and Economics and received a Master’s degree in Finance from Penn State.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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